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                                                                  Exhibit (h)(1)

                            ADMINISTRATION AGREEMENT

     AGREEMENT dated as of July 1, 2002, between each of the Massachusetts business trusts listed on Appendix I hereto (as the same may from time to time be amended to add one or more additional investment companies advised by an affiliate of Columbia Management Group, Inc. ("CMG") or to delete one or more of such trusts), each of such trusts acting severally on its own behalf and not jointly with any of such other trusts (each of such trusts being hereinafter referred to as the "Trust"), and Fleet Investment Advisors, Inc. (the "Administrator"), a New York corporation. Each Trust may offer an unlimited number of separate investment series ("Funds"), each of which may have multiple classes of shares. "Fund" shall be substituted for "Trust" in the Agreement except when not applicable in context.

     In consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1. Subject to the general direction and control of the Board of Trustees of the Trust, the Administrator shall perform such administrative services as may from time to time be reasonably requested by the Trust, which shall include without limitation:

     (a) providing office space, equipment, including stationery and office supplies, and clerical personnel necessary for maintaining the organization of the Trust and for performing the administrative functions herein set forth;

     (b) arranging, if desired by the Trust, for Directors, officers and employees of the Administrator to serve as Trustees, officers or agents of the Trust or a Fund if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law;

     (c) assistance in preparing and, if applicable, filing all documents required for compliance by the Trust and the Funds with applicable laws and regulations, including registration statements, registration fee filings, and proxy statements;

     (d) assistance in preparation of agendas and supporting documents for meetings of Trustees, committees of Trustees and shareholders;

     (e) preparation, filing and mailing of various reports for the Funds, including semi-annual and annual reports to shareholders, semi-annual and annual reports on Form N-SAR, and notices pursuant to Rule 24f-2;

     (f) arrangement and preparation of materials for meetings of the Board of Trustees and its committees relating to the services provided by the Administrator or its affiliates;

     (g) preparation and filing of the Trust's federal, state and local tax returns;

     (h) arrangement of all meetings of shareholders, and management and supervision of all shareholder solicitations;

     (i) coordinating and overseeing the activities of the Trust's other third-party service providers;

     (j) preparation and maintenance of the registration and qualification of Fund shares for sale under the securities laws of each relevant jurisdiction;

     (k) response to all inquiries by regulatory agencies, media and the general public concerning the business and affairs of the Trust, including oversight of all periodic and other inspections of operations of the Trust and its agents by regulatory authorities;

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     (l)  responses to subpoenas and tax levies relating to the Trust;

     (m) handling and resolution of any complaints registered with the Trust by shareholders, regulatory authorities, and the general public;

     (n) monitoring legal, tax, regulatory and industry developments related to the business affairs of the Trust and communicating such developments to the officers and Board of Trustees of the Trust as they may reasonably request or as the Administrator deems appropriate;

     (o) provision of internal legal, accounting, compliance, audit and risk management services and periodic reporting to the Board of Trustees with respect to such services;

     (p) administration of the Trust's Code of Ethics and periodic reporting to the Board of Trustees of Trustee and officer compliance therewith;

     (q) administration of operating policies of the Trust and recommendation to the officers and Board of Trustees of the Trust of modifications to such policies to facilitate the protection of shareholders or market competitiveness of the Trust and to the extent necessary to comply with new legal or regulatory requirements;

     (r) performing custody liaison operations, including maintaining the day-to-day operational contact with the Trust's custodian, calculating daily cash availability, authorizing and monitoring cash movements, processing corporate actions, supporting income and security settlements processed by the custodian and recorded by the Administrator;

     (s) assisting the Trust's investment adviser ("Adviser"), at the Adviser's request, in monitoring and developing compliance procedures for the Trust which shall include, among other things, procedures to assist the Adviser in monitoring compliance with each Fund's investment objective, policies, restrictions, tax matters and applicable laws and regulations;

     (t) arranging and bearing the cost of processing purchase and redemption orders with respect to each Fund's shares;

     (u) monitoring the Trust's arrangements with respect to services provided by certain institutional shareholders ("Service Organizations") to their customers, who are beneficial owners of any class of shares of the Trust's shares of beneficial interest (including any series or sub-class thereof), pursuant to agreements between the Trust and such Service Organizations ("Servicing Agreements"), including, among other things, reviewing the qualifications of Service Organizations wishing to enter into Servicing Agreements with the Trust, assisting in the execution and delivery of the Servicing Agreements, reporting to the Board of Trustees with respect to the amounts paid or payable by the Trust from time to time under the Servicing Agreements and the nature of the services provided by Service Organizations, and maintaining appropriate records in connection with the foregoing duties;

     (v)  reviewing all sales materials and advertising; and

     (w) maintaining books and records of the Trust and the Funds (exclusive of records required by Section 31(a) of the 1940 Act).

     Notwithstanding the foregoing, the Administrator shall not be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent or custodian of the Trust.


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2.   The Administrator shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

3. In consideration of the services provided and expenses assumed pursuant to this Agreement, the Trust on behalf of each of the Funds will pay the Administrator the fees set forth in the Fee Schedule attached hereto as Appendix
II. In addition, the Trust on behalf of each of the Funds will pay to the Administrator the domestic and global custody fees and expenses for each Fund as set forth in Appendix II. The Administrator shall be responsible for payment of all fees and expenses under the terms of the custody agreement between the Trust and its custodian.

4.   This Agreement shall become effective as of the date of its execution and
(a) shall continue in effect from year to year so long as approved annually by vote of a majority of the Trustees including a majority of the Trustees who are not affiliated with the Administrator; (b) may be terminated at any time without penalty by the Board of Trustees of the Trust or by the Administrator, in each case on sixty days' written notice to the other party; and (c) may be terminated at any time for cause by either party if such cause remains unremedied for a reasonable period not to exceed ninety days after receipt of written specification of such cause. If the Trust designates a successor to any of the Administrator's obligations, the Administrator shall, at the expense and direction of the Trust, transfer to the successor all Fund records maintained by the Administrator.

5.   This Agreement may be amended only by a writing signed by both parties.

6. In the absence of willful misfeasance, bad faith or negligence on the part of the Administrator, or reckless disregard of its obligations and duties hereunder, the Administrator shall not be subject to any liability to the Trust or any Fund, to any shareholder of the Trust or any Fund or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder. The provisions of this paragraph 6 shall survive any termination of the Agreement.

7. In connection with the services to be provided by the Administrator under this Agreement, the Administrator may, to the extent it deems appropriate, and subject to compliance with the requirements of applicable laws and regulations and upon receipt of approval of the Trustees, make use of (i) its affiliated companies and their directors, trustees, officers, and employees, and (ii) subcontractors selected by the Administrator, provided that the Administrator shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided in this Agreement. All costs and expenses associated with services provided by any such third parties shall be borne by the Administrator or such parties.

8. Except as otherwise expressly assumed by the Administrator or required by law, the Trust shall pay all costs and expenses incidental to its organization, operations and business. The Administrator shall furnish at its own expense all executive and other personnel, office space, and office facilities required to render the services set forth in this Agreement.


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9.   The Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and its prior, present or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties under this Agreement, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

10. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

11. A copy of the Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of or arising out of the instrument are not binding upon any of the Trustees or officers or shareholders individually, but binding only upon the assets and property of the Trust.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                            THE TRUSTS LISTED ON APPENDIX I



                                            ------------------------------------
                                            By:  John T. O'Neill
                                            Title:  President


                                            FLEET INVESTMENT ADVISORS, INC.



                                            ------------------------------------
                                            By:
                                            Title:


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                                   APPENDIX I


The Galaxy Fund

The Galaxy VIP Fund

Galaxy Fund II

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                                   APPENDIX II

                                  FEE SCHEDULE

     For the services rendered, the facilities furnished and the payments made by the Administrator as provided in this Agreement, the Trust on behalf of each Fund will pay the Administrator on the final business day of each month a fee for the previous month at the rates listed below. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the final monthly period and shall be payable on the date of termination of this Agreement.

     All asset-based fees shall be calculated daily and paid monthly. Net assets shall be computed in accordance with the Funds' prospectuses and statements of additional information and the resolutions of the Trust's Board of Trustees.

ADMINISTRATION FEES:

     The Administrator shall be paid an annual administration fee at the annual rate set forth below:

     (1) With respect to The Galaxy Fund, .09% of the first $2.5 billion of the Funds' combined average daily net assets, .085% of the next $2.5 billion of combined average daily net assets, .075% of the next $7 billion of combined average daily net assets, .065% of the next $3 billion of combined average daily net assets, .06% of the next $3 billion of combined average daily net assets, .0575% of the next $3 billion of combined average daily net assets, .0525% of the next $9 billion of combined average daily net assets and .05% of combined daily net assets in excess of $30 billion.

     The Administrator shall waive all administration and custody fees for a period of three months from the commencement of operations of any new Fund which is established, provided that no fee shall be waived for any "shell" Fund created pursuant to a merger or acquisition.

     (2) With respect to The Galaxy VIP Fund, .085% of the first $1.0 billion of the Funds' combined average daily net assets, .078% of the next $1.5 billion of combined average daily net assets, .073% of combined average daily net assets in excess of $2.5 billion and a percentage rate to be negotiated by the parties of combined average daily net assets in excess of $5 billion. The minimum annual aggregate fees for the Funds will be $100,000.

     The Administrator shall waive all administration and custody fees for a period of three months from the commencement of operations of any new Fund which is established, provided that no fee shall be waived for any "shell" Fund created pursuant to a merger or acquisition.

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     (3) With respect to Galaxy Fund II, .30% of the average daily net assets of each of the Large Company Index Fund, Small Company Index Fund, Utility Index Fund and U.S. Treasury Index Fund, and .35% of the average daily net assets of the Municipal Bond Fund. The Administrator will bear all expenses in connection with its provision of services under this Agreement and all expenses incurred in connection with the operation of Galaxy Fund II with the following exceptions ("Excepted Expenses"): brokerage fees and commissions, fees and expenses of Trustees who are not officers, directors or employees of the Administrator or Galaxy Fund II's principal underwriter or of any sub-adviser to Galaxy Fund II; taxes; interest; and any extraordinary non-recurring expenses that may arise, including but not limited to expenses of litigation to which Galaxy Fund II may be a party. Galaxy Fund II will bear all Excepted Expenses.

DOMESTIC AND/OR GLOBAL CUSTODY FEES:

     Domestic and/or global custody fees for each Fund are comprised of an annual account fee, annual holding fees, and transaction fees (domestic custody) and/or an annual account maintenance fee and asset and transaction fees per country (global custody) as more particularly set forth in Exhibit I to this Appendix II, plus out-of-pocket charges including, but not limited to, insurance, telephone and script fees.

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                            EXHIBIT 1 TO APPENDIX II

CUSTODY

DOMESTIC CUSTODY

     The fees for Domestic Custody are comprised of three separate charges as follows:

          ANNUAL ACCOUNT FEE
                 Assets less than $100 million                    $5,000
                 Assets $100 - 500 million                        $7,500
                 Assets greater than $500 million                 $15,000

          ANNUAL HOLDING FEE
                 Book Entry (DTC, FBE, etc.)                      $24.00
                 Physical                                         $60.00
                 PTC                                              $72.00
                 Euroclear/Cedel                                  3 basis points

          TRANSACTION FEE
                 DTC                                              $8.00
                 Fed Book Entry                                   $8.00
                 Physical/Commerical Paper                        $22.00
                 Interfund Trades                                 $5.00
                 Options                                          $25.00
                 Futures                                          $25.00
                 Repurchase Agreements                            $15.00

Note: Euroclear/Cedel holdings is based upon dollar value of holdings (i.e., asset based charge).

GLOBAL CUSTODY

     The fees for Global Custody are comprised of three separate charges as follows:

          ANNUAL ACCOUNT MAINTENANCE FEE

          Fees are based on average net assets per Fund and include management of custodian network, collection and settlement of principal and income items and monitoring the quality of services provided. Fees are billable on a monthly basis at the rate of 1/12 of the annual fee.

                FUND NET ASSETS                             ANNUAL FEE

                Up to $100 million                          $25,000
                $100 to $250 million                        $35,000
                $250 to $500 million                        $45,000
                Over $500 million                           Negotiable

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                ASSET AND TRANSACTION FEES PER COUNTRY

                                               BASIS POINT          TRANSACTION
                       COUNTRY                   CHARGE                CHARGE

                Argentina                           22                    $75
                Australia                            7                    $30
                Austria                             12                    $60
                Belgium                              7                    $30
                Canada                               7                    $30
                Chile                               20                    $100
                China                               40                    $100
                Denmark                             16                    $60
                Finland                             16                    $60
                France                               7                    $30
                Germany                              7                    $30
                Greece                              26                    $120
                Hong Kong                           12                    $60
                India                               40                    $100
                Indonesia                           26                    $120
                Ireland                              7                    $30
                Italy                                7                    $30
                Japan (debt)                        12                    $60
                Japan (equity)                       7                    $30
                Malaysia                            22                    $120
                Mexico                              16                    $60
                Netherlands                          7                    $30
                New Zealand                         12                    $60
                Norway                              12                    $60
                Philipines                          22                    $120
                Singapore                           22                    $120
                South Korea                         20                    $100
                Spain                               26                    $120
                Sweden                               7                    $30
                Switzerland                          7                    $30
                Taiwan                             32.75                  $120
                Thailand                            22                    $120
                Turkey                              26                    $120
                United Kingdom                       7                    $30
                Venezuela                           22                    $120

Out-of-pocket charges including, but not limited to, taxes, insurance, telephone, script fees, will be invoiced at cost.